Exhibit (a)(5)(iii)

For further information contact:
Joey B. Hogan, President
 JHogan@covenantlogistics.com
Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com
For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

COVENANT LOGISTICS GROUP, INC. ANNOUNCES PRELIMINARY RESULTS OF ITS MODIFIED DUTCH AUCTION TENDER OFFER
CHATTANOOGA, TENNESSEE—September 7, 2021—Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today the preliminary results of its modified Dutch Auction tender offer, which expired one minute after 11:59 P.M., New York City time, on September 3, 2021.
Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, a total of 86,132 shares of the Company’s Class A common stock, $0.01 par value per share (the “Shares”) were properly tendered and not properly withdrawn at or below the expected final purchase price of $23.00 per Share.
In accordance with the terms and conditions of the tender offer, the Company expects to acquire 86,132 Shares at a final purchase price of $23.00 per Share, for an aggregate cost of approximately $2 Million, excluding fees and expenses relating to the tender offer. These Shares represent approximately 0.6 percent of the Shares outstanding as of August 5, 2021. The total amount of Shares expected to be purchased in the tender offer includes a total of 23,982 Shares tendered by the President of the Company, Mr. Joey B. Hogan. The determination of the final number of shares to be purchased and the final price per Share is subject to confirmation by Computershare of the proper delivery of the Shares validly tendered and not withdrawn.
The number of Shares to be purchased and the price per Share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons.  The actual number of Shares to be purchased and the final price per Share will be announced following completion of the confirmation process by Computershare, and are not expected to be announced until at least September 9, 2021.  Promptly after such announcement, Computershare will issue payment for the Shares validly tendered and accepted for payment under the tender offer and will return Shares tendered and not purchased in the tender offer.
The Company may purchase additional Shares in the future in the open market subject to market conditions and through private transactions, tender offers or otherwise.  Under applicable securities laws, however, the Company may not repurchase any Shares until September 21, 2021.  Whether the Company makes additional repurchases in the future will depend on many factors, including the number of Shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and other factors the Company considers relevant.
Scudder Law Firm, P.C., L.L.O., served as counsel to the Company for the tender offer. Stephens Inc. served as financial advisor to the Company in connection with the tender offer.  Stockholders who have questions or would like additional information about the tender offer, may contact the information agent for the tender offer, Georgeson LLC, at (888) 607-9107 (toll free).
About Covenant Logistics Group, Inc.
Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

Covenant Logistics Group, Inc. Additional Information
This document contains forward-looking statements about the Company that speak only as of the communication made. The Company disclaims any obligation to update these statements except as required by law. Forward-looking statements in this document may include, but are not limited to, statements regarding expiration of the tender offer, the Company’s payment for the Shares tendered in the offer, the terms and conditions of the tender offer, subsequent Share repurchase expectations, and other expected future financial and operating results or events. Many risks, contingencies and uncertainties could cause actual results to differ materially from the Company’s forward-looking statements. Among these factors are: the risk that the final results of the tender offer may change and that the Company’s post-tender offer Share repurchase intentions may change. Additional information concerning these and other factors can be found in the Company’s filings with the SEC, including the most recent annual report on Form 10-K (including the information set forth under the caption “Risk Factors”), quarterly reports on Form 10-Q (including the information set forth under the caption “Risk Factors”), and current reports on Form 8-K.

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